SECOND REQUEST
                                 VERY IMPORTANT

                          Please send in your proxy ... today!


Important proxy materials were previously mailed to you. You are urged to date and sign the proxy and return it promptly. This will help save the expense of another follow-up request to shareholders who have not responded.

If you have already returned your proxy, thank you very much. You can disregard this notice.

We appreciate your cooperation.